Link to 10-K
EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36881 on Form S-8 of our reports dated March 9, 2006 relating to the consolidated financial statements and financial statement schedules of PICO Holdings, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Diego, California
March 9, 2006